Exhibit 24.1

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Sarah K. Hilty and Thomas F. Lesinski, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign National CineMedia, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas F. Lesinski	Chief Executive Officer	February 6, 2021
Thomas F. Lesinski	(Principal Executive Officer, Interim Principal Financial Officer, and Director)

/s/ David E. Glazek	Director	February 16, 2021
David E. Glazek

/s/ Lawrence A. Goodman	Director	February 5, 2021
Lawrence A. Goodman

/s/ Kurt C. Hall	Director	February 16, 2021
Kurt C. Hall

/s/ Juliana F. Hill	Director	February 5, 2021
Juliana F. Hill

/s/ Lee Roy Mitchell	Director	February 5, 2021
Lee Roy Mitchell

/s/ Donna Reisman	Director	February 6, 2021
Donna Reisman

/s/ Mark B. Segall	Director	February 7, 2021
Mark B. Segall

/s/ Renana Teperberg	Director	February 8, 2021
Renana Teperberg